CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the filing of Form S-1/A3 we hereby consent to the inclusion herein of our report dated August 27, 2008 and November 20, 2009 on the financial statements of Theron Resource Group for the year ended May 31, 2008 and for the period April 11, 2006 (date of inception) through May 31, 2008.

/s/ “Gruber & Company, LLC”

Gruber & Company, LLC
Lake Saint Louis, Missouri

April 03, 2009